Commerce Bancshares, Inc. Announces Participation in Visa Exchange Offer

Company Release - 4/27/2026 4:24 PM ET

KANSAS CITY, Mo.--(BUSINESS WIRE)-- Commerce Bancshares, Inc. (NASDAQ: CBSH) announced today that it has participated in an exchange offer initiated by Visa Inc. ("Visa") involving a portion of the Company's Visa Class B-2 common stock holdings.

Under the terms of the exchange offer, and subject to final settlement, Commerce expects to exchange tendered Visa Class B-2 shares for a combination of Visa Class B-3 common stock and Visa Class C common stock. The Company has tendered all 411,723 of its shares of Visa Inc. Class B-2 common stock and is awaiting notification of acceptance of that tender and the closing of the exchange offer.

If the Company's tendered shares are accepted and the exchange occurs in the second quarter of 2026, Commerce expects to record a significant gain during the second quarter of 2026, based on the conversion privilege of the Class C common stock and the closing price of Visa Class A common stock. Additionally, if the tendered shares are accepted and the exchange occurs in the second quarter of 2026, Commerce may execute other strategic initiatives, including evaluating its investment portfolio as part of its ongoing capital and balance-sheet management strategy. This may include repositioning a portion of the Company's investment securities portfolio through the sale of available-for-sale debt securities, which may result in a significant loss, and the purchase of investment securities at current market yields to enhance net interest income, manage interest rate risk, and improve the overall quality and flexibility of the company's balance sheet.

Commerce will provide additional details regarding the tender exchange and any related portfolio actions in future filings or disclosures, as appropriate.

About Commerce Bancshares, Inc.

Commerce Bancshares, Inc. (NASDAQ: CBSH) is a regional bank holding company with $35.7 billion in assets[1], offering banking, payment

solutions, wealth management and securities brokerage through its subsidiaries. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions.

Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With its recent acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina.

Customers can conveniently access their accounts 24/7 using mobile and online platforms, as well as a customer service line.

Learn more at www.commercebank.com

[1]As of March 31, 2026

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Annual Report on Form 10-K.

Media Relations
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Source: Commerce Bancshares, Inc.